Exhibit 99.1

Contact:	Media Contact
Sylvia Wheeler	Angela Bitting
SVP, Corporate Affairs	925 202 6211
510 809 9264	press@aduro.com

Aduro Biotech Announces Third Quarter 2015 Financial Results

Aduro Makes Significant Progress in Broadening Therapeutic Focus with Ovarian Cancer Collaboration and Strengthening Core Business with Completion of Acquisition of Monoclonal Antibody Platform

BERKELEY, Calif., November 23, 2015 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the third quarter and nine months ended September 30, 2015.  Net income was $0.6 million for the third quarter of 2015, or $0.01 per share, and net loss was $42.3 million, or $1.09 per share, for the nine months ended September 30, 2015. This compares to a net loss of $4.7 million, or $14.24 per share, and $16.1 million, or $52.47 per share respectively, for the same periods in 2014.

Cash, cash equivalents and marketable securities totaled $448.4 million at September 30, 2015, compared to $119.5 million at December 31, 2014.

“We believe a major strength of our company is in the versatility and broad applicability of our platforms and technologies which we have enhanced even further through our collaboration with Incyte in ovarian cancer and our acquisition of monoclonal antibody company, BioNovion, which we’ve renamed Aduro Biotech Europe,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro.  “We currently have ongoing trials in pancreatic cancer, mesothelioma, and glioblastoma and plan to initiate trials in lung and prostate cancer, ovarian cancer and cutaneously accessible tumors in collaboration with our partners at Janssen, Incyte and Novartis.  In addition, we look forward to working with the Aduro Europe team of experts to advance monoclonal antibody candidates towards the clinic. Given our broad portfolio of immunotherapy candidates, we believe we are well positioned to offer patients novel therapeutic options and combinations that may be attractive alternatives to traditional therapies.”

Recent Progress

•	Entered into, and subsequently closed, a definitive agreement to acquire Oss, Netherlands-based monoclonal antibody company, BioNovion BV and renamed the organization Aduro Biotech Europe
•	Completed patient enrollment in the Phase 2b ECLIPSE trial in metastatic pancreatic cancer

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Entered into a clinical trial agreement with Incyte Corporation to evaluate Aduro’s CRS-207, LADD-based immunotherapy in combination with Incyte’s IDO-inhibitor, epacadostat, in patients with ovarian cancer

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Presented updated data from Phase 1b mesothelioma trial at the 2015 European Society of Medical Oncology (ESMO) Meeting demonstrating 94% disease control following treatment with CRS-207 and standard chemotherapy

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Received milestone payments from Janssen Biotech, Inc. for the submission and acceptance of an Investigational New Drug application for ADU-214, Aduro’s LADD-based immunotherapy for the treatment of lung cancer

•	Received a milestone payment from Janssen Biotech, Inc. for the submission of an Investigational New Drug application for ADU-741, Aduro’s LADD-based immunotherapy for the treatment of prostate cancer
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Announced encouraging preclinical data presented at the American Society of Tropical Medicine and Hygiene on Aduro’s LADD-based malaria vaccine in combination with Protein Potential’s  recombinant antigen vaccine that showed 100% protection in an animal model for malaria

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Presented five posters at the 2015 Society of Immunotherapy of Cancer Annual Meeting, including long-term survivor data from Phase 2a pancreatic cancer trial and encouraging preclinical data for our STING-activating CDN in a HER2+ breast cancer model

•	Announced keynote presentation by Andrea van Elsas, Ph.D., chief scientific officer of Aduro Biotech Europe, at the ESMO Symposium on Immuno-Oncology 2015

Upcoming Milestones

•	Report top line results for Phase 2b ECLIPSE trial in pancreatic cancer in the first half of 2016
•	Report top line results for the Phase 1b trial in mesothelioma in the first half of 2016
•	Report interim results for Phase 2b STELLAR trial in pancreatic cancer in the second half of 2016
•	Initiate randomized Phase 3 trial in mesothelioma in the first half of 2016
•	Initiate Phase 1 trials in lung and prostate cancer with novel LADD agents in collaboration with Janssen in the fourth quarter of 2015
•	Initiate Phase 1 trial in cutaneously accessible tumors with novel CDNs in collaboration with Novartis in the first half of 2016
•	Initiate Phase 1 trial in ovarian cancer in collaboration with Incyte in the first quarter of 2016

Revenues were $19.1 million for the third quarter of 2015 and $38.6 million for the nine months ended September 30, 2015, compared to $2.5 million and $3.5 million, respectively, for the same periods in 2014.  This increase was primarily due to recognition of a portion of the upfront fees and development-related milestones achieved under the Janssen and Novartis agreements.

Research and development expenses were $11.8 million for the third quarter of 2015 and $36.0 million for the nine months ended September 30, 2015, compared to $5.9 million and $16.0 million, respectively, for the same periods in 2014. This increase was primarily due to clinical development expenses associated with our ongoing trials for our lead product candidate in pancreatic cancer, manufacturing costs of our clinical product candidates, and compensation and related personnel expenses associated with continued growth in the number of personnel.

General and administrative expenses were $6.9 million for the third quarter of 2015 and $19.0 million for the nine months ended September 30, 2015, compared to $2.0 million and $5.5 million, respectively, for the same periods in 2014.  This increase was primarily due to increased consulting and outside professional services and personnel expenses to support the company’s expanding operations.

Loss from remeasurement of fair value of warrants was zero for the third quarter of 2015 and $26.1 million for the nine months ended September 30, 2015, due to changes in the fair value of liability-classified warrants to purchase Aduro’s preferred and common stock.  In April 2015, all such warrants ceased being liability-classified as the contingency surrounding the number of shares issuable upon the warrant exercise expired.  In April 2015, all outstanding warrants were equity-classified and not subject to future remeasurement.

About Aduro

Aduro Biotech, Inc. is a clinical-stage immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. Based on compelling clinical data in advanced cancers, this platform is being developed as a treatment for multiple indications, including pancreatic, lung and prostate cancers, mesothelioma and glioblastoma. Aduro's cyclic dinucleotide (CDN) platform is designed to activate the intracellular STING receptor, resulting in a potent tumor-specific immune response. Aduro’s B-select monoclonal antibody platform includes a number of immune modulating assets in research and preclinical development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans and timing of our clinical trials and availability of data and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our dependence on our lead product candidate, CRS-207 and GVAX Pancreas, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2015 to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Collaboration and license revenue	$18,720	$2,424	$37,581	$3,307
Grant revenue	426	62	1,022	189
Total revenue	19,146	2,486	38,603	3,496
Operating expenses:
Research and development	11,813	5,858	35,992	15,990
General and administrative	6,908	1,980	19,000	5,498
Total operating expenses	18,721	7,838	54,992	21,488
Income (loss) from operations	425	(5,352)	(16,389)	(17,992)
Loss from remeasurement of fair value of warrants	—	(157)	(26,077)	(282)
Gain on extinguishment of convertible promissory notes	—	—	—	3,553
Interest income (expense), net	139	(30)	156	(2,375)
Other income, net	3	855	1	1,002
Net income (loss)	$567	$(4,684)	$(42,309)	$(16,094)
Net income (loss) per common share, basic	$0.01	$(14.24)	$(1.09)	$(52.47)
Net income (loss) per common share, diluted	$0.01	$(14.24)	$(1.09)	$(52.47)
Weighted average common shares outstanding, basic	62,274,438	328,929	38,674,889	306,764
Weighted average common shares outstanding, diluted	71,726,118	328,929	38,674,889	306,764

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2015	December 31, 2014

Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$445,948	$119,456
Other current assets	6,641	5,765

Total current assets	452,589	125,221
Long-term marketable securities	2,464	—
Other long-term assets	2,801	1,241

Total assets	$457,854	$126,462

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$13,368	$10,788
Deferred revenue	19,732	33,427

Total current liabilities	33,100	44,215
Deferred revenue	181,481	2,592
Other non-current liabilities	56	989

Total liabilities	214,637	47,796

Convertible preferred stock	—	139,963

Total stockholders’ equity (deficit)	243,217	(61,297)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$457,854	$126,462